EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated May 12, 2017, except for the paragraphs in Notes 3, 5, 6, and 10, for which the date is August 7, 2017 on our audits related to the financial statements of Arcimoto, Inc. as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

September 13, 2017